Exhibit 99.3

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollar amounts in thousands except share and per share data or unless otherwise indicated)

Forward-Looking Information is Subject to Risk and Uncertainty

Some of the statements made and information contained in this report, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give ATK’s current expectations or forecasts of future events. Words such as “may,” “will,” “expected,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” and similar expressions are used to identify forward-looking statements. From time to time, ATK also may provide oral or written forward-looking statements in other materials released to the public. Any or all forward-looking statements in this report and in any public statements ATK makes could be materially different. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any change in the following factors may impact the achievement of results:

•                  reductions or changes in NASA or U.S. Government military spending and budgetary policies, including impacts of potential sequestration under the Budget Control Act of 2011, and sourcing strategies,

•                  intense competition,

•                  increases in costs, which ATK may not be able to react to due to the nature of its U.S. Government contracts,

•                  changes in cost and revenue estimates and/or timing of programs,

•                  the potential termination of U.S. Government contracts and the potential inability to recover termination costs,

•                  reduction or change in demand for commercial ammunition,

•                  risks associated with expansion into commercial markets,

•                  actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates, and health care cost trend rates,

•                  greater risk associated with international business,

•                  other risks associated with U.S. Government contracts that might expose ATK to adverse consequences,

•                  costs of servicing ATK’s debt, including cash requirements and interest rate fluctuations,

•                  information security threats or other disruptions,

•                  supply, availability, and costs of raw materials and components, including commodity price fluctuations,

•                  government laws and other rules and regulations applicable to ATK, such as procurement and import-export control,

•                  the novation of U.S. Government contracts,

•                  performance of ATK’s subcontractors,

•                  development of key technologies and retention of a qualified workforce,

•                  fires or explosions at any of ATK’s facilities,

•                  environmental laws that govern past practices and rules and regulations, noncompliance with which may expose ATK to adverse consequences,

•                  impacts of financial market disruptions or volatility to ATK’s customers and vendors,

•                  results of acquisitions or other transactions, and costs incurred for pursuits and proposed acquisitions that have not yet or may not close,

•                  unanticipated changes in the tax provision or exposure to additional tax liabilities, and

•                  the costs and ultimate outcome of litigation matters and other legal proceedings.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact ATK’s business. Additional information regarding certain of these factors is contained in Item 1A of this report and may also be contained in ATK’s filings with the Securities and Exchange Commission on Forms 10-Q and 8-K.  All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond our control.

Executive Summary

ATK is an aerospace, defense, and commercial products company and supplier of products to the U.S. Government, allied nations, and prime contractors.  ATK is also a major supplier of ammunition and related accessories to commercial customers and law enforcement agencies. ATK is headquartered in Arlington, Virginia and has operating locations throughout the United States, Puerto Rico, and internationally.

Effective April 1, 2012, ATK commenced operations in a three-group structure. These operating segments are defined based on the reporting and review process used by ATK’s chief executive officer and other management. The three-group structure will maximize efficiency, reduce cost, support customer needs, leverage the Company’s investments and improve overall agility within its markets.  As a result of this realignment, ATK’s three operating groups are:

•                  Aerospace Group, which generated 29% of ATK’s external sales in fiscal 2012, develops and produces rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, and missile defense interceptors. They also produce small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provide engineering and technical services.  Additionally, the Aerospace Group operates in the military and commercial aircraft and launch structures markets.  Other products include ordnance, such as decoy and illuminating flares.

•                  Defense Group, consisting of the former Armament Systems and Missile Products businesses generated 49% of ATK’s external sales in the fiscal 2012, develops and produces military small, medium, and large caliber ammunition, propulsion systems for tactical missiles and missile defense applications, strike weapons, precision munitions, gun systems, aircraft survivability systems, fuzes and warheads, energetic materials and special mission aircraft.

•                  Sporting Group, which generated 22% of ATK’s external sales in fiscal 2012, develops and produces commercial ammunition and accessories and tactical systems.

Financial Highlights and Notable Events

Certain notable events or activities affecting our fiscal 2012 financial results included the following:

Financial highlights for fiscal 2012

•                  Annual sales of $4.6 billion.

•                  Diluted earnings per share of $7.93.

•                  Total orders of $4.2 billion.

•                  Total backlog of $6.3 billion at March 31, 2012 compared to $6.7 billion at March 31, 2011.

•                  Income before interest, income taxes, and noncontrolling interest as a percentage of sales was 10.7% for the years ended March 31, 2012 and 2011, respectively.  The current year rate reflects an approximately $36,000 accrual regarding a previously disclosed lawsuit related to the manufacture of LUU flares, and a favorable contract settlement of $18,000 within Defense Group. The prior year rate reflected a $25,000 reduction in sales and profit in a commercial aerospace program.

•                  The increase in the current period tax rate to 35.3% is primarily due to the absence of the benefit that was realized in fiscal 2011 from the settlement of the examination of the fiscal 2007 and 2008 tax returns, the estimated nondeductible portion of the fiscal 2012 accrual related to the LUU flare litigation agreement, and the retroactive extension of the federal research and development (“R&D”) credit in fiscal 2011, partially offset by increased benefit from the domestic manufacturing deduction (“DMD”) and a discrete revaluation of the deferred tax assets caused by a change in state tax law.

•                  During fiscal 2012, ATK paid quarterly cash dividends of $0.20 per share, totalling $26,552.

Notable events

•                  Effective October 1, 2011, ATK relocated its corporate headquarters to Arlington, VA.  ATK believes the move will provide the Company with opportunities for increased engagement with its customers and Congress, as well as with its aerospace and defense industry peers located in the region.

•                  On January 23, 2012, ATK was notified that the Government Accountability Office did not uphold ATK’s pre-award protest of the request for proposal for the continued operation and maintenance of the Radford Army Ammunition Plan (“RFAAP”) in Radford, Virginia. On January 24, 2012, ATK was notified that the U.S. Army had completed its review of ATK’s revised proposal for the RFAAP contract and that ATK had not been awarded the contract.

•                  On January 23, 2012, ATK and the Department of Justice (“DOJ”) met in a mediation session regarding the LUU flare litigation, which resulted in a tentative agreement to settle the lawsuit. As a result of the tentative agreement, ATK established a litigation accrual of $25,500. This payment was subsequently made in fiscal 2013 upon finalization of the settlement.  An additional warranty accrual of approximately $10,700 was recorded during fiscal 2012 as the Company will retrofit up to 76,000 flares as part of the settlement.

•                  On January 31, 2012, ATK’s Board of Directors authorized a new share repurchase program of up to $200,000 worth of shares of ATK common stock, executable over the next two years. The shares may be purchased from time to time in open market, block purchase, or negotiated transactions, subject to compliance with applicable laws and regulations.  The repurchase authorization also allows the Company to make repurchases under Rule 10b5-1 of the Securities Exchange Act of 1934. This share repurchase program replaces the prior program authorized in 2008.

•                  On February 2, 2012, ATK’s Board of Directors appointed Neal S. Cohen as the company’s Executive Vice President and Chief Financial Officer. Mr. Cohen has responsibility for accounting and controls, treasury, tax, financial planning and analysis, internal audit and investor relations.

•                  Effective April 1, 2012, ATK commenced operations in a three-group structure. The three-group structure will maximize efficiency, reduce cost, support customer needs, leverage the Company’s investments and improve overall agility within its markets.  As a result of this realignment, ATK’s three operating groups are:

•                  Aerospace Group, consisting of the current aerospace structures, space systems operations, and space components (formerly structures and components) businesses.

•                  Defense Group, consisting of the former Armament Systems and Missile Products businesses.

•                  Sporting Group, consisting of the current accessories and commercial ammunition businesses.

The April 1, 2012 realignment is reflected in the information contained in this report for all periods presented.

•                  On May 1, 2012, ATK’s Board of Directors declared a quarterly cash dividend of $0.20 per share, payable on June 28, 2012, to stockholders of record on June 11, 2012.

•                  On May 1, 2012, ATK’s Board of Directors appointed Deborah Moeschl as Vice President and Interim General Counsel of ATK.

Outlook

Government Funding — ATK is dependent on funding levels of the U.S. Department of Defense (“DoD”) and NASA.

The U.S. defense industry has experienced significant changes over the years. ATK’s management believes that the key to ATK’s continued success is to focus on performance, innovation, simplicity, and affordability. ATK is positioning itself where management believes there will be continued strong defense funding, even as pressures mount on procurement and research and development accounts. ATK will concentrate on developing systems that will extend the life and improve the capability of existing platforms. ATK anticipates budget pressures will increasingly drive the life extension of platforms such as ships, aircraft, and main battle tanks.

Congress and the President signed the NASA Authorization Act in October 2010 that directed the development of a Space Launch System. Consistent with the NASA Authorization Act, the President’s GFY 2012 budget released in February 2011 identified funding for the replacement to Constellation’s crew launch vehicle, designated the Space Launch System (“SLS”).  Congress directed that, to the maximum extent possible, the SLS should utilize hardware developed for the Constellation program.  On September 14, 2011, NASA and key legislative leaders jointly announced the baseline design for SLS.  ATK’s five-segment solid rocket motors were selected as the propulsion system for the first two SLS test flights (2017 and 2021).  At the same time, NASA announced that it will hold a competition for the final design of the propulsion system for SLS, in which ATK will be eligible to participate.

On November 18, 2011, President Obama signed the GFY 2012 NASA Appropriations bill, which provided $1.8 billion for the SLS.  This legislation further specified the configuration of the Heavy Lift Vehicle consistent with the September 14, 2011 announcement by the NASA Administrator on the SLS configuration.  The President’s government fiscal year 2013 budget includes a stable funding request for SLS for GFY13 through GFY17. Congress will determine the GFY13 funding level for NASA as well as the amount of the line item in NASA’s budget for the SLS program.

In fiscal 2012, NASA sales relating to the SLS programs were approximately $283,000 and as of March 31, 2012 ATK had approximately:

•                  $54,000 of billed and unbilled receivables directly related to the program,

•                  $80,000 of net property, plant, and equipment and other assets related to the SLS and other contracts, and

•                  $518,000 of goodwill recorded related to the Space Systems Operations reporting unit.

All of these assets would be subject to impairment testing if significant changes are made to the SLS programs and related contracts in future periods.

U.S. Government contracts are also dependent on the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. As a result, at the outset of a major program, the contract is usually incrementally funded, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations for future fiscal years. In addition, most U.S. Government contracts are subject to modification if funding is changed. Any failure by Congress to appropriate additional funds to any program in which ATK participates, or any contract modification as a result of funding changes, could materially delay or terminate the program. This could have a material adverse effect on ATK’s operating results, financial condition, or cash flows.

As discussed above, on January 23, 2012, ATK was notified that the U.S. Army had completed its review of ATK’s revised proposal for a contract to continue operating and maintaining the RFAAP and that ATK had not been awarded the contract.  Loss of the Radford facility management contract will reduce Defense Group’s and ATK’s sales and profit.  ATK will continue to operate its New River Energetics facility located at RFAAP, which supports ATK’s commercial business, international program efforts and other business not directly associated with the RFAAP contract, and therefore ATK does not expect to lose all revenues associated with this division.  Sales and operating profit associated with the RFAAP contract during fiscal 2012 were $195,000 and $39,000, respectively. ATK will continue to operate the facility through the first quarter of fiscal 2013. Therefore, there will be continued Radford revenues into fiscal 2013.

ATK is under contract with the U.S. Army to operate the Lake City Army Ammunition Plant (“Lake City” or “LCAAP”) in Independence, MO through September 2013. The prime contract at Lake City, which includes modernization, accounted for approximately 15% of ATK’s total revenue in fiscal 2012. ATK submitted a Final Revised Price proposal for the continued operation of the LCAAP on August 6, 2012, in response to a request issued by the U.S. Army. On September 28, 2012, ATK was notified by the U.S. Army that it was selected for both the production of ammunition and continued operation and maintenance of the LCAAP.

Recent Developments in U.S. Cost Accounting Standards (“CAS”) Pension Recovery Rules — The Company maintains defined benefit plans that are subject to CAS and Pension Protection Act of 2006 (“PPA”) requirements.  The CAS Board issued the final ruling on December 27, 2011 which allows for recognition of a minimum actuarial liability (“MAL”) determined on a PPA basis; shortens the amortization period for CAS actuarial gains/losses from 15 to 10 years; and allows for a five-year phase-in of PPA minimum actuarial liability. ATK is currently in process of completing an analysis of the impact the final ruling will have. Due to the phase-in approach within the ruling, there will be minimal impact to ATK prior to fiscal 2015.

Critical Accounting Policies

ATK’s discussion and analysis of its financial condition and results of operations are based upon ATK’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the consolidated financial statements, ATK makes estimates and judgments that affect the reported amounts of assets, liabilities, sales, expenses, and related disclosure of contingent assets and liabilities. ATK re-evaluates its estimates on an on-going basis. ATK’s estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

ATK believes the following are its critical accounting policies that affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Our sales come primarily from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. As the various U.S. Government customers, including the U.S. Army, U.S. Navy, NASA, and the U.S. Air Force, make independent purchasing decisions, we do not generally regard the U.S. Government as one customer. Instead, we view each agency as a separate customer.

Sales by customer were as follows:

Sales to:

	Percent of Sales For Fiscal Years Ended:
	2012	2011	2010
U.S. Army	28%	30%	28%
U.S. Navy	12%	11%	11%
NASA	10%	13%	18%
U.S. Air Force	6%	7%	7%
Other U.S. Government customers	9%	7%	5%
Total U.S. Government customers	65%	68%	69%
Commercial and foreign customers	35%	32%	31%
Total	100%	100%	100%

Long-Term Contracts - The majority of ATK’s sales to the U.S. Government and commercial and foreign customers are accounted for as long-term contracts.  Sales under long-term contracts are accounted for under the percentage-of-completion method and include cost-plus and fixed-price contracts. Sales under cost-plus contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (“cost-to-cost”) or based on results achieved, which usually coincides with customer acceptance (“units-of-delivery”). The majority of ATK’s total revenue is accounted for using the cost-to-cost method of accounting.

Profits expected to be realized on contracts are based on management estimates of total contract sales value and costs at completion. Estimated amounts for contract changes, including scope and claims, are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated gross margin loss is charged to cost of sales. Changes in estimates of contract sales, costs, or profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current or prior periods.  The effect of the changes on future periods of contract performance is recognized as if the revised estimate had been used since contract inception.

Changes in contract estimates occur for a variety of reasons including changes in contract scope, unforeseen changes in contract cost estimates due to unanticipated cost growth or risks affecting contract costs and/or the resolution of contract risks at lower costs than anticipated, as well as changes in contract overhead costs over the performance period. Changes in estimates could have a material effect on the Company’s consolidated financial position or annual results of operations. In fiscal 2012, 2011 and 2010, the Company recognized favorable operating income adjustments of $187,718, $121,108  and $85,598, and unfavorable operating income adjustments of $80,745, $69,600 and $41,215, respectively, consisting of changes in estimates on contracts accounted for under the percentage-of-completion method of accounting. The adjustments recorded during the year ended March 31, 2012 were primarily driven by greater than expected performance at the Radford facility due to increased production volumes, changes in estimates as contracts near completion in energetics and small-caliber systems programs, the absence of a reduction in sales and profit on a commercial aerospace program recorded in fiscal 2011, and changes in expectations on an international advanced weapons program, a defense electronic systems program, and others.

Contracts may contain provisions to earn incentive and award fees if specified targets are achieved as well as penalty provisions related to performance. Incentive and award fees and penalties that can be reasonably estimated and are probable are recorded over the performance period of the contract. Incentive and award fees that cannot be reasonably estimated are recorded when awarded.

The complexity of the estimation process and all issues related to assumptions, risks, and uncertainties inherent with the application of the cost-to-cost method of accounting affect the amounts reported in ATK’s financial statements. A number of internal and external factors affect the cost of sales estimates, including labor rate and efficiency variances, overhead rate estimates, revised estimates of warranty costs, estimated future material prices, and customer specification and testing requirement changes. If business conditions were different, or if ATK had used different assumptions in the application of this and other accounting policies, it is likely that materially different amounts would be reported in ATK’s financial statements. In the past, ATK’s estimates and assumptions have been materially accurate.

Other Revenue Recognition Methodology - Sales not recognized under the long-term contract method primarily relate to sales within the Sporting Group which are recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written contract and sales terms are complete, customer acceptance has occurred, and payment is reasonably assured. Sales are reduced for allowances and price discounts.

Fiscal 2012 sales by revenue recognition method were as follows:

Sales recorded under:

Percent of Sales
Long-term contracts method	78%
Other method	22%
Total	100%

Employee Benefit Plans

Defined Benefit Pension Plans.  ATK’s noncontributory defined benefit pension plans (the “Plans”) cover substantially all employees hired prior to January 1, 2007.  Eligible non-union employees hired on or after January 1, 2007 and certain union employees are not covered by a defined benefit plan but substantially all receive an employer contribution through a defined contribution plan. Plans provide either pension benefits based on employee annual pay levels and years of credited service or based on stated amounts for each year of credited service.  ATK funds the Plans in accordance with federal requirements calculated using appropriate actuarial methods. Plan assets for ATK are held in a trust and are invested in a diversified portfolio of equity investments, fixed income investments, real estate, timber, energy investments, hedge funds, private equity, and cash.  For certain Plan assets where the fair market value is not readily determinable, estimates of the fair value are determined using the best available information including the most recent audited financial statements.

ATK also sponsors nonqualified supplemental executive retirement plans which provide certain executives and highly compensated employees the opportunity to receive pension benefits in excess of those payable through tax qualified pension plans.

ATK recorded pension expense for the Plans of $133,957 in fiscal 2012, an increase of $4,818 from $129,139 of pension expense recorded in fiscal 2011. The expense related to these Plans is calculated based upon a number of actuarial assumptions, including the expected long-term rate of return on plan assets, the discount rate, and the rate of compensation increase. The following table sets forth ATK’s assumptions used in determining pension expense for fiscal 2012, 2011, and 2010, and projections for fiscal 2013:

	Years Ending March 31
	2013	2012	2011	2010
Expected long-term rate of return on plan assets	7.50%	8.00%	8.00%	8.00%
Discount rate	4.90%	5.60%	5.90%	8.15%
Rate of compensation increase:
Union	3.26%	3.79%	3.84%	3.82%
Salaried	3.55%	4.02%	4.05%	4.09%

In developing the expected long-term rate of return assumption, ATK considers input from its actuaries and other advisors, annualized returns of various major indices over a long-term time horizon and ATK’s own historical investment returns. The expected long-term rate of return of 8.0% used in fiscal 2012 for the Plans was based on an asset allocation range of 30-50% in equity investments, 30-40% in fixed income investments, 5-15% in real estate/real asset investments, 5-27% collectively in hedge fund and private equity investments, and 0-6% in cash investments. The expected long-term rate of return assumed for fiscal 2013 has been decreased to 7.5%.  This decrease is primarily a result of the lower interest rate environment and decreased expectations for the equity risk premium. The actual return in any fiscal year will likely differ from ATK’s assumption, but ATK estimates its return based on long-term projections and historical results.  Therefore, any variance in a given year does not necessarily indicate that the assumption should be changed.

In determining its discount rate, ATK uses the current investment yields on high-quality corporate bonds (rated AA or better) that coincide with the cash flows of the estimated benefit payouts from ATK’s plans. The model uses a yield curve approach to discount each cash flow of the liability stream at an interest rate specifically applicable to the timing of the respective cash flow. The model totals the present values of all cash flows and calculates the equivalent weighted average discount rate by imputing the singular interest rate that equates the total present value with the stream of future cash flows. This resulting weighted average discount rate is then used in evaluating the final discount rate. The discount rate was 4.90%, 5.60%, and 5.90% at March 31, 2012, March 31, 2011, and March 31, 2010, respectively. The discount rate as of March 31 impacts the following fiscal year’s pension expense.

Future actual pension expense can vary significantly depending on future investment performance, changes in future discount rates, legally required plan changes, and various other factors related to the populations participating in the Plans. If the assumptions of the discount rate, compensation increase, and/or expected rate of return for fiscal 2013 were different, the impact on fiscal 2013 expense would be as follows: each 0.25% change in the discount rate would change fiscal 2013 pension expense by approximately $8 million; each 0.25% change in the rate of compensation increase would change fiscal 2013 pension expense by approximately $2.4 million; and each 0.25% change in the expected rate of return on plan assets would change fiscal 2013 pension expense by approximately $5.5 million.

ATK bases its determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

ATK made contributions to the qualified pension trust of $74,600 during fiscal 2012. ATK made a qualified pension plan trust contribution of $140,000 in April 2012 (fiscal 2013) towards the legally required minimum contribution of $155,000 for fiscal 2013. ATK distributed $6,900 under its supplemental executive retirement plans during fiscal 2012, and expects to make distributions directly to retirees of approximately $7,147 in fiscal 2013. A substantial portion of ATK’s Plan contributions are recoverable from the U.S. Government as allowable indirect contract costs at amounts generally equal to the pension plan contributions, although not necessarily in the same year the contribution is made. ATK’s funded pension status was approximately 71% as of March 31, 2012.

Other Postretirement Benefits.  ATK also provides postretirement health care benefits and life insurance coverage to certain employees and retirees.

The following table sets forth ATK’s assumptions used to determine net periodic benefit cost for other postretirement benefit (“PRB”) plans for fiscal 2012, 2011, and 2010, and projections for fiscal 2013:

	Years Ending March 31
	2013	2012	2011	2010
Expected long-term rate of return on plan assets:
Held solely in fixed income investments	5.00%	6.00%	6.00%	6.00%
Held in pension master trust and fixed income investments	6.25%	7.00%	7.00%	7.00%
Discount rate	4.40%	5.00%	5.35%	7.90%
Weighted average initial health care cost trend rate	7.70%	7.60%	7.70%	6.90%

Health care cost trend rates are set specifically for each benefit plan and design.  Health care cost trend rates used to determine the net periodic benefit cost for employees during fiscal 2012 were as follows: under age 65 was 8.5%; over age 65 was 7.5%; and the prescription drug portion was 8.0%. The rate of return estimate for fiscal 2013 has been decreased primarily due to lower return expectations for the fixed income investments, driven by lower interest rates, and the decrease in the expected rate of return on pension plan assets from 8.0% to 7.5%.

The health care cost ultimate trend rates are as follows:

Health care cost trend rate for employees under 65	5.0%
Health care cost trend rate for employees over 65	5.0%
Health care cost trend rate for prescription drugs	5.5%
Weighted average health care cost trend rate	5.1%

Each category of cost declines at a varying rate.  The ultimate trend rate will be reached in fiscal 2019 for employees under age 65, in fiscal 2018 for employees over age 65, and in fiscal 2017 for prescription drugs.

In developing the expected long-term rate of return assumption for other PRB plans, ATK considers input from actuaries, historical returns, and annualized returns of various major indices over long periods.  As of March 31, 2012, approximately 38% of the assets were held in a 401(h) account held within the pension master trust and are invested in the same manner as the pension assets.  The expected long-term rates of returns are based on the weighted average asset allocation between the assets held within the 401(h) and those held in fixed income investments.

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point increase or decrease in the assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total service and interest cost	$397	$(348)
Effect on postretirement benefit obligation	9,031	(7,917)

ATK made other PRB plan contributions of $10,807 in fiscal 2012 and expects to make contributions of approximately $12,926 in fiscal 2013.  A substantial portion of ATK’s PRB plan contributions are recoverable from the U.S. Government as allowable indirect costs at amounts generally equal to the plan contributions, although not necessarily in the same year the contribution is made.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) reduced ATK’s accumulated projected benefit obligation (“APBO”) measured as of December 31, 2005. One of ATK’s other PRB plans is actuarially equivalent to Medicare, but ATK does not believe that the subsidies it will receive under the Act will be significant.  Because ATK believes that participation levels in its other PRB plans will decline, the impact to ATK’s results of operations in any period has not been and is not expected to be significant.

Defined Contribution Plan.  ATK also sponsors a 401(k) defined contribution plan. Participation in this plan is available to substantially all U.S. employees.

Income Taxes

Provisions for federal, state, and foreign income taxes are calculated based on reported pre-tax earnings and current tax law.  Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.  Significant judgment is required in determining income tax provisions and evaluating tax positions.  ATK periodically assesses its liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information.  Where it is not more likely than not that ATK’s tax position will be sustained, the Company records the entire resulting tax liability and when it is more likely than not of being sustained, the Company records its best estimate of the resulting tax liability.  Any applicable interest and penalties related to these positions are also recorded in the consolidated financial statements.  To the extent ATK’s assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of the change.  It is ATK’s policy to record any interest and penalties related to income taxes as part of the income tax expense for financial reporting purposes.  Deferred tax assets related to carryforwards are reduced by a valuation allowance when it is not more likely than not that the amount will be realized before expiration of the carryforward period.  As part of this analysis ATK takes into account the amount and character to determine if the carryforwards will be realized.  Significant estimates are required for this analysis.  Changes in the amounts of valuation allowance are recorded in the tax provision in the period when the change occurs.

Acquisitions

The results of acquired businesses are included in ATK’s consolidated financial statements from the date of acquisition. ATK allocates the purchase price of an acquired business to the underlying tangible and intangible acquired assets and liabilities assumed based on their fair value. Estimates are used in determining the fair value and estimated remaining lives of intangible assets until the final purchase price allocation is completed.  Actual fair values and remaining lives of intangible assets may vary from those estimates.  The excess purchase price over the estimated fair value of the net assets acquired is recorded as goodwill.

On April 9, 2010, ATK acquired Blackhawk for a purchase price of $172,251.  Blackhawk is a manufacturer of high quality tactical gear.  ATK believes that the acquisition provides ATK with a leading tactical systems brand, an expanded portfolio of quality products, and additional design and development expertise for innovative tactical accessories which will strengthen ATK’s position in tactical accessories and equipment for domestic and international military, law enforcement, security, and sport enthusiast markets.  Blackhawk employs approximately 300 employees and is included in the Sporting Group.  The purchase price allocation was completed in fiscal 2011.  Most of the goodwill generated in this acquisition will be deductible for tax purposes.

On March 31, 2009, ATK acquired Eagle Industries (“Eagle”), a manufacturer of high-quality, individual operational nylon gear and equipment for military, homeland security, and law enforcement agencies for $63,000 net of cash acquired, subject to purchase price contingencies.  During the second quarter of fiscal 2010, ATK received a preliminary purchase price adjustment of $5,002, as determined by a working capital adjustment identified in the audited financial statements.  Eagle manufactures more than 5,000 products which include tactical assault vests, load-bearing equipment, weapon transporting gear, nylon holsters, personal gear carriers, and other high quality accessories. The purchase price allocation was finalized during fiscal 2010.  Most of the goodwill generated in this acquisition will be deductible for tax purposes.

Accounting for Goodwill

ATK tests goodwill for impairment on the first day of its fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired.  The Company has determined that the reporting units for its goodwill impairment review are its operating segments, or components of an operating segment, that constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results.  Based on this analysis, the Company identified 12 reporting units within its reportable segments as of the fiscal 2012 testing date.

The goodwill impairment test is performed using a two-step process.  In the first step, ATK determines the estimated fair value of each reporting unit and compares it to the carrying value of the reporting unit, including goodwill.  If the carrying amount of a reporting unit is higher than its estimated fair value, an indication of impairment exists and the second step must be performed in order to determine the amount of the impairment. In the second step, ATK must determine the implied fair value of the reporting unit’s goodwill which is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.  The implied fair value is compared to the carrying amount and if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

The fair value of each reporting unit is determined using both an income and market approach. The value estimated using a discounted cash flow model is weighted against the estimated value derived from two separate market approaches: the guideline company and transaction methods.  These market approach methods estimate the price reasonably expected to be realized from the sale of the company based on comparable companies and recent transactional data.

In developing its discounted cash flow analysis, ATK’s assumptions about future revenues and expenses, capital expenditures, and changes in working capital are based on its three-year plan, as approved by the Board of Directors, and assumes a terminal growth rate thereafter. A separate discount rate is determined for each reporting unit and these cash flows are then discounted to determine the fair value of the reporting unit.

Projecting discounted future cash flows requires ATK to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital, and the appropriate discount rate.  The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials, consideration of ATK’s market capitalization in comparison to the estimated fair values of the Company’s reporting units, and other factors which are beyond ATK’s control.  If the current economic conditions were to deteriorate, or if ATK were to lose a significant contract or business, causing a reduction in estimated discounted cash flows, it is possible that the estimated fair value of certain reporting units could fall below their carrying value resulting in the necessity to conduct additional goodwill impairment tests in future periods.  ATK continually monitors the reporting units for impairment indicators and updates assumptions used in the most recent calculation of the estimated fair value of a reporting unit as appropriate.

To test the reasonableness of the valuation, ATK compares the indicated fair value of the reporting units to the estimated public market capitalization value of ATK and the appropriateness of the assumed control premium.

Results of ATK’s fiscal 2012 Annual Impairment Test

For the fiscal 2012 impairment assessment performed as of January 2, 2012, ATK utilized estimated cashflows from its three-year plan and assumed a terminal growth rate thereafter ranging from 0% to 4%.  The cashflows were then discounted using a separate discount rate for each reporting unit which ranged from 9.5% to12%.  An assumed value was also determined using multiples from recent transactions in the industry and by comparing operating results from guideline companies.

The results of ATK’s fiscal 2012 annual goodwill impairment test indicated that no goodwill impairment existed as the estimated fair value for most reporting units exceeded their carrying value by greater than 10%.  Although there is no indication of impairment, based on the annual test, ATK determined that three of its reporting units had estimated fair values that exceeded their carrying values by less than 10% which ATK does not deem to be a significant excess. These reporting units include Space Systems Operations, Space Components, and Accessories, and are discussed in further detail below.

The Space Systems Operations reporting unit had an estimated fair value that exceeded its carrying value by approximately 5%.  The reporting unit had approximately $518,000 of goodwill recorded as of March 31, 2012.  This reporting unit contains much of the work ATK does related to the Space Launch System (“SLS”) program for NASA.  As previously discussed, the baseline design for SLS has been announced and ATK’s five-segment solid rocket boosters were selected as the propulsion system for the first two SLS test flights, however NASA intends to hold a competition for the final design of the propulsion system for SLS, in which ATK will be eligible to participate.  Congress will determine, as part of the 2013 appropriations legislative process, what the policy and funding levels for NASA will be and allocate the GFY 2013 funding for the Space Launch System.  ATK has assumed continuation of the SLS program in the estimated cash flows for Space Systems Operations.  However, if Congress significantly changes NASA’s FY 2013 budget or does not appropriate the expected funds to the SLS program, there could be an adverse effect on ATK’s operating results, financial condition, and cash flows within the Space Systems Operations reporting unit.  If significant changes are made to the program in future periods, there would likely be an indication of impairment which would require the Company to perform a test for impairment.

The Space Components reporting unit had an estimated fair value that exceeded its carrying value by approximately 7%.  This reporting unit had approximately $85,000 of goodwill recorded in fiscal 2012.  In fiscal 2009, ATK recorded a non-cash goodwill impairment charge of $108,500 within this reporting unit and, given the fact that any excess estimated fair value over carrying value was written-off at that time, ATK would not expect any significant excess within this reporting unit. There have been no significant changes in the underlying business since the date of the impairment and, based on ATK’s expected sales growth in the base business, ATK does not believe there is any indication of impairment.

The Accessories reporting unit had an estimated fair value that exceeded its carrying value by approximately 7%.  This reporting unit had approximately $125,000 of goodwill recorded at March 31, 2012.  A majority of the goodwill recorded within this reporting unit, approximately $116,000, relates to goodwill acquired in the fiscal 2009 acquisition of Eagle and the fiscal 2011 acquisition of Blackhawk. Given the fact that the purchase accounting valuation was recently performed and there have been no significant changes in the underlying business since the date of acquisition, ATK would not expect to see significant excess within this reporting unit.  Based on the expected sales growth for Accessories, ATK does not believe there is any indication of impairment given ATK’s continuing expansion into the market.

As previously discussed, ATK was notified by the U.S. Army that the Company had not been awarded a contract for the continued operation and maintenance of the RFAAP.  Loss of the Radford facility management contract will reduce Defense Group’s and ATK’s sales and profit in future periods.  For purposes of our fiscal 2012 impairment test, ATK assumed that it would not win the bid to continue managing the Radford facility.  Based on the fact that ATK will continue to operate its New River Energetics facility located at RFAAP, the loss of the Radford facility management contract does not result in an impairment of goodwill.  At March 31, 2012, ATK had approximately $18,000 of goodwill recorded associated with this reporting unit that was subject to impairment testing.

The fiscal 2013 operating segment realignment previously discussed results in a decrease in the number of reportable units from 12 to 10 for purposes of goodwill impairment testing, as reporting units within the former Armament Systems and Missile Products groups are consolidated under the new structure. There will be no impact on Space Systems Operations, Space Components, or Accessories, which will continue to be tested separately for goodwill impairment.

Results of Operations

The following information should be read in conjunction with ATK’s consolidated financial statements. The key performance indicators that ATK’s management uses in managing the business are sales, income before interest and income taxes, and cash flows.

Fiscal 2012

Sales

The following is a summary of each operating segment’s external sales:

	Years Ended March 31
	2012	2011	$ Change	% Change

Aerospace Group	$1,347,802	$1,432,678	$(84,876)	(5.9)%
Defense Group	2,262,777	2,480,033	(217,256)	(8.8)%
Sporting Group	1,002,820	929,553	73,267	7.9%
Total external sales	$4,613,399	$4,842,264	$(228,865)	(4.7)%

The fluctuation in sales was driven by the program-related changes within the operating segments as described below.

Aerospace Group.  The decrease in sales was driven by:

•                  a $114,300 decrease in Space Systems Operations sales volumes due to shifts in NASA funding priorities, the completion of the Space Shuttle Program, and the termination of the Launch Abort System, partially offset by higher sales on programs in strategic and commercial systems, flare and decoy sales, and space systems and services operations.

This decrease was partially offset by an increase in aerospace structures of $35,600 due to the absence of the $25,000 sales reduction in the third quarter of the prior year on a commercial aircraft structures program.

Defense Group.  The decrease in sales was driven by:

•                  a $106,200 decrease in small-caliber systems due to lower volume of small-caliber ammunition sales, decreased demand for non-standard ammunition, and a reduction in modernization due to the program nearing completion,

•                  a decrease of $71,300 in energetics systems due to a reduction in modernization resulting from completion of the program and energetics program sales volume, partially offset by increased volume on a propellant program,

•                  a decrease of $38,100 in armament systems driven by lower volumes across multiple medium-caliber gun programs, and decreases in projectile systems, partially offset by an increase in sales on combat systems programs, and

•                  a decreaseof $34,500 across various programs within the composites and tactical rocket motor products

These decreases were partially offset by a $28,100 increase in sales across various programs within missile products and an $11,700 increase in sales within defense electronic systems driven by the award of the JATAS program.

Sporting Group.  The increase in sales was driven by:

•                  a $56,800 increase in ammunition driven by an increase in ammunition sales volume resulting primarily from increased demand and new capacity, and

•                  an increase of $17,000 in accessories driven by the higher sales volume within the retail channels.

Gross Profit

	Years Ended March 31
	2012	As a % of Sales	2011	As a % of Sales	Change

Gross profit	$994,896	21.6%	$1,001,566	20.7%	$(6,670)

The decrease in gross profit was driven by lower overall sales and lower gross profit in Sporting Group due to sales mix and higher pension expense. These decreases were partially offset by the absence of the $25,000 reduction in the third quarter of the prior year on a commercial aircraft structures program and increased profit in energetics programs.

Operating Expenses

	Years Ended March 31
	2012	As a % of Sales	2011	As a % of Sales	Change

Research and development	$66,403	1.4%	$64,960	1.3%	$1,443
Selling	169,984	3.7%	164,063	3.4%	5,921
General and administrative	262,923	5.7%	246,817	5.1%	16,106
Total	$499,310	10.8%	$475,840	9.8%	$23,470

Operating expenses increased by $23,470 year-over-year.  Research and development costs were relatively flat year-over-year. The increase in selling expenses was primarily driven by the Lake City Army Ammunition Plant competition. General and administrative costs increased due to the LUU flares litigation accrual, the reversal of certain long-term incentive accruals, realignment charges, and costs related to strategic growth initiatives. These increases were partially offset by cost management initiatives.

Income before Interest, Income Taxes, and Noncontrolling Interest

	Years Ended March 31
	2012	2011	Change

Aerospace Group	$143,817	$131,011	$12,806
Defense Group	319,428	269,232	50,196
Sporting Group	91,234	128,437	(37,203)
Corporate	(58,893)	(2,954)	(55,939)
Total	$495,586	$525,726	$(30,140)

The decrease in income before interest, income taxes, and noncontrolling interest was due to decreased sales. Significant changes within the operating segments are also described below.

Aerospace Group.  The increase reflects the absence of the $25,000 profit reduction in the commercial aircraft program in the third quarter of the prior year, partially offset by lower sales volume within the space systems operations as discussed above.

Defense Group.  The increase is the result of an $18,000 favorable contract resolution in the second quarter of fiscal 2012, greater than expected performance at the Radford facility due to increased production volumes in anticipation of contract completion, and better performance and profit expectations on programs within defense electronic systems and other programs. These increases were partially offset by lower sales as discussed above.

Sporting Group.  The decrease primarily relates to sales mix, with a shift to lower margin ammunition products as well as delays and start-up costs associated with a DoD contract in the tactical accessories business and higher raw material costs. These were partially offset by operating efficiencies and cost management initiatives.

Corporate.  The income before interest, income taxes, and noncontrolling interest primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters, the difference between pension and postretirement benefit expense calculated under Financial Accounting Standards (FAS) and the expense calculated under U.S. Cost Accounting Standards (CAS), and the elimination of intercompany profits. The change from the prior year is driven by the LUU flare accrual, higher pension expense, the realignment accrual, higher intercompany profit eliminations, and costs related to strategic growth initiatives.

Net Interest Expense

Net interest expense for fiscal 2012 was $89,296, an increase of $1,684 compared to $87,612 in fiscal 2011.  The increase was primarily due to increases in the average amount of debt outstanding as well as the average borrowing rate following the issuance of the new debt in the prior fiscal year, partially offset by a reduction of $4,875 in non-cash amortization of the debt discount, due to the repayment of the 2.75% Convertible Senior Subordinated Notes in September 2011, as well as the absence of the $936 write-off of the remaining deferred debt issuance costs associated with our previous Term A Loan.

Income Tax Provision

	Years Ended March 31
	2012	Effective Rate	2011	Effective Rate	Change

Income tax provision	$143,762	35.3%	$124,963	28.5%	$18,799

The increase in the current period tax rate is primarily due to the absence of the benefit that was realized in fiscal 2011 from the settlement of the examination of the fiscal 2007 and 2008 tax returns, the estimated nondeductible portion of the fiscal 2012 accrual related to the LUU flare litigation agreement, and the retroactive extension of the federal research and development (“R&D”) credit in fiscal 2011, partially offset by increased benefit from the domestic manufacturing deduction (“DMD”) and a discrete revaluation of the deferred tax assets caused by a change in state tax law.

ATK’s provision for income taxes includes both federal and state income taxes. The effective tax rate for fiscal 2012 of 35.3% differs from the federal statutory rate of 35.0% due to state income taxes and the estimated nondeductible portion of the accrual related to the LUU flare litigation which increased the rate, as well as the DMD and partial year R&D credit which decreased the rate.

The effective tax rate for fiscal 2011 of 28.5% differs from the federal statutory rate of 35.0% due to the contingent tax liability release, and the DMD and R&D tax credits which decreased the rate, as well as state income taxes which increased the rate.

ATK or one of its subsidiaries files income tax returns in the U.S. federal, various U.S. state, and foreign jurisdictions.  With few exceptions, ATK is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years prior to 2005.  The Internal Revenue Service (“IRS”) has completed the federal audits of ATK through fiscal 2008.  The IRS is currently auditing ATK’s tax returns for fiscal years 2009 and 2010.  We believe appropriate provisions for all outstanding issues have been made for all remaining open years in all jurisdictions.

As of March 31, 2012 and 2011, the total amount of unrecognized tax benefits was $37,906 and $31,855, respectively, of which $30,248 and $25,206, respectively, would affect the effective tax rate, if recognized.  The remaining balance is related to deferred tax items which only impact the timing of tax payments.  Although the timing and outcome of audit settlements are uncertain, it is reasonably possible that a $15,252 reduction of the uncertain tax benefits will occur in the next 12 months.  The settlement of these unrecognized tax benefits could result in earnings from $0 to $12,788.  See Note 11 to the consolidated financial statements for further details.

ATK believes it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. ATK’s recorded valuation allowance of $4,754 at March 31, 2012 relates to capital loss carryovers and certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration. The valuation allowance increased during fiscal 2012 due to the recognition of current year capital losses and a change in the amount of state carryforward benefits expected to be utilized before expiration, partially offset by the expiration of capital loss carryforwards, expiration of state credit carryforwards, and utilization of prior year capital loss carryforwards.

Net Income Before Noncontrolling Interest

Net income before noncontrolling interest for fiscal 2012 was $263,204, a decrease of 50,507 compared to $313,711 in fiscal 2011. This decrease was driven by an $18,799 increase in income tax expense, a $23,470 increase in operating expenses, a $6,670 decrease in gross profit, and an increase of $1,568 in net interest expense over the prior year.

Noncontrolling Interest

The noncontrolling interest represents the noncontrolling owner’s portion of the income of a joint venture in which ATK is the primary owner. This joint venture was acquired with Composite Optics, Inc. (“COI”) and is consolidated into ATK’s financial statements.

Fiscal 2011

Sales

The following is a summary of each operating segment’s external sales:

	Years Ended March 31
	2011	2010	$ Change	% Change

Aerospace Group	$1,432,678	$1,623,038	$(190,360)	(11.7)%
Defense Group	2,480,033	2,422,783	57,250	2.4%
Sporting Group	929,553	761,845	167,708	22.0%
Total external sales	$4,842,264	$4,807,666	$34,598	0.7%

The fluctuation in sales was driven by the program-related changes within the operating segments as described below.

Aerospace Group.  The decrease in sales was driven by:

•                  a $214,700 decrease in space launch systems resulting from the wind-down of the Space Shuttle Program which was partially offset by $49,900 of higher Ares I program sales,

•                  a $27,000 decrease within strategic and commercial rocket motors driven by lower volume across multiple programs, and

•                  a decrease of $26,300 resulting from the termination of a space mission systems program.

These decreases were partially offset by a $23,700 increase in aerospace structures driven by higher volumes on the Airbus A350 program.

Defense Group.  The increase in sales was driven by:

•                  an increase of $110,700 in small-caliber systems due to continued strong customer requirements for small-caliber ammunition, non-standard ammunition and weapon sales, and facility modernization project sales,

•                  an increase of $30,400 on the AAR-47 program within defense electronic systems,

•                  a $19,900 increase in energetic systems at the Radford Army Ammunition Plant relating primarily to the timing of MK90 sales to meet customer requirements and higher volume across multiple other programs, partially offset by lower modernization funding, and

•                  an $18,000 increase in armament systems driven by higher sales volume on guided projectile programs, partially offset by lower sales of large-caliber gun ammunition as several programs near completion.

These increases were partially offset by:

•                  a $90,500 decrease within missile products primarily related to decreased scope and funding on the NASA Constellation Attitude Control Motor and Standard Missile-3 programs, and lower composite program sales,

•                  a decrease of $32,000 within special mission aircraft driven by lower volume across multiple programs, and

•                  a $16,900 decrease in armament systems which was driven by lower volumes across multiple medium-caliber ammunition programs.

Sporting Group.  The increase in sales was driven by:

•                  an increase of $99,600 in accessories driven by the acquisition of Blackhawk in April 2010 and higher sales volume across multiple programs, and

•                  a $68,900 increase in ammunition driven by an increase in ammunition sales volume resulting primarily from increased production capacity and timing.

Gross Profit

	Years Ended March 31
	2011	As a % of Sales	2010	As a % of Sales	Change

Gross profit	$1,001,566	20.7%	$1,031,311	21.5%	$(29,745)

The decrease in gross profit was driven by lower sales from the higher margin Space Shuttle program, cost growth on a commercial aerospace structures program as previously discussed, and higher pension expense.  This decrease is partially offset by sales growth in other programs, improved operating efficiencies and cost management initiatives, and the absence of an $11,400 noncash charge in the prior year within Defense Group related to the TNT production facility.  ATK also received a $6,300 favorable legal settlement in Defense Group during fiscal 2011 related to legal action ATK initiated against the designer of the TNT production line which offset the decreases discussed above.

Operating Expenses

	Years Ended March 31
	2011	As a % of Sales	2010	As a % of Sales	Change

Research and development	$64,960	1.3%	$75,896	1.6%	$(10,936)
Selling	164,063	3.4%	168,986	3.5%	(4,923)
General and administrative	246,817	5.1%	236,084	5.0%	10,733
Trade name and goodwill impairments	0	0.0%	38,008	0.8%	(38,008)
Total	$475,840	9.8%	$518,974	10.9%	$(43,134)

Excluding the non-cash trade name impairments in fiscal 2010, operating expenses remained relatively consistent year over year.  The decrease in research and development expenses was attributable to management cost initiatives and selling expenses were down consistent with lower sales within Aerospace Group.  General and administrative expenses were higher in fiscal 2011 due primarily to the lack of a decrease in the provision for bad debts that occurred in the prior year and expenses generated for Blackhawk subsequent to the April 2010 acquisition.

Income before Interest, Income Taxes, and Noncontrolling Interest

	Years Ended March 31
	2011	2010	Change

Aerospace Group	$131,011	$145,858	$(14,847)
Defense Group	269,232	220,062	49,170
Sporting Group	128,437	107,891	20,546
Corporate	(2,954)	38,526	(41,480)
Total	$525,726	$512,337	$13,389

The increase in income before interest, income taxes, and noncontrolling interest was due to the higher sales and the lack of the non-cash trade name impairment charges in Defense Group and Aerospace Group totaling $38,008, partially offset by higher pension expense.  Significant changes within the operating segments are also described below.

Aerospace Group.  The decrease was primarily the result of lower sales volume as noted above and reduced profits on a commercial aerospace structures program, as previously discussed.  These decreases were partially offset by the lack of the $24,586 non-cash trade name impairment charge in fiscal 2010.

Defense Group.  The increase primarily relates to higher overall sales and improved operating efficiencies, as well as the lack of an $11,400 non-cash charge related to the TNT production facility and approximately $12,000 of cost growth in contract costs associated with the construction of an energetics facility taken in fiscal 2010. The increase was also driven by the the lack of the $13,422 non-cash trade name impairment charge taken in fiscal 2010 and improved margins in tactical rocket motors driven by improved operating efficiencies and cost management initiatives.  In addition, Defense Group received a $6,300 favorable settlement during fiscal 2011 related to legal action ATK initiated against the designer of the TNT production line. These increases were partially offset by reduced incentive fees recorded on propulsion and control programs compared to the prior year.

Sporting Group.  The increase primarily relates to higher overall sales volume and improved operating efficiencies, partially offset by higher raw material costs and softening demand in some areas of commercial ammunition.

Corporate.  The income before interest, income taxes, and noncontrolling interest primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters, the difference between pension and postretirement benefit expense calculated under Financial Accounting Standards (FAS) and the expense calculated under U.S. Cost Accounting Standards (CAS), and the elimination of intercompany profits. The decrease from the prior year is driven by higher pension expense and intercompany profit eliminations, partially offset by cost-management initiatives.

Net Interest Expense

Net interest expense for fiscal 2011 was $87,052, an increase of $10,132 compared to $76,920 in fiscal 2010.  The increase was primarily due to the issuance of new debt during fiscal 2011 which increased the amount outstanding and ATK’s average borrowing rate, as well as the $936 write-off of the remaining deferred debt issuance costs associated with our previous Term A Loan.  These increases were partially offset by a reduction of $2,698 in non-cash amortization of the debt discount (which declined primarily because amortization for the 2.75% Convertible Notes due 2024 was complete in August 2009, the first date that holders of these notes could have required ATK to repurchase the notes).

Income Tax Provision

	Years Ended March 31
	2011	Effective Rate	2010	Effective Rate	Change

Income tax provision	$124,963	28.5%	$156,473	35.9%	$(31,510)

The reduction in tax rate from fiscal 2010 to fiscal 2011 was primarily related to the release of contingent tax liabilities related to the settlement of the IRS audits of ATK’s fiscal 2007 and 2008 tax returns, an increase in the domestic manufacturing deduction (DMD), and retroactive extension of the federal research and development (R&D) tax credit.

ATK’s provision for income taxes includes both federal and state income taxes. The effective tax rate for fiscal 2011 of 28.5% differs from the federal statutory rate of 35.0% due to the contingent tax liability release, the DMD and R&D tax credits which decreased the rate, as well as state income taxes which increased the rate.

The effective tax rate for fiscal 2010 of 35.9% differs from the federal statutory rate of 35.0% due to state income taxes, valuation allowances, and other provision adjustments which increased the rate, as well as the DMD and R&D tax credits which decreased the rate.

ATK or one of its subsidiaries files income tax returns in the U.S. federal, various U.S. state, and foreign jurisdictions.  With few exceptions, ATK is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years prior to 2004.  The Internal Revenue Service has completed the audits of ATK through fiscal 2008.  We believe appropriate provisions for all outstanding issues have been made for all open years in all jurisdictions.

As of March 31, 2011 and 2010, the total amount of unrecognized tax benefits was $31,855 and $42,627, respectively, of which $25,206 and $33,695, respectively, would affect the effective tax rate, if recognized.  The remaining balance is related to deferred tax items which only impact the timing of tax payments.  Although the timing and outcome of audit settlements are uncertain, it is reasonably possible that a $640 reduction of the uncertain tax benefits will occur in the next 12 months.  The settlement of these unrecognized tax benefits could result in earnings up to $433 based on current estimates.  See Note 11 to the consolidated financial statements for further details.

ATK believes it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. The valuation allowance of $4,121 at March 31, 2011 relates to capital loss carryovers and certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration. The valuation allowance was decreased by $4,010 during fiscal 2011 primarily related to expiration of capital loss carryforwards, expiration of state credit carryforwards, and changes to prior year capital loss carryforwards.  The amount was increased by $648 related to the recognition of current year capital losses and a change in the amount of state carryforward benefits expected to be utilized before expiration.

The federal R&D tax credit was retroactively extended on December 17, 2010 in the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010.  This law retroactively extended the federal R&D tax credit from January 1, 2010 through December 31, 2011.  The impact of this extension was included in the tax rate for fiscal 2011.

Net Income Before Noncontrolling Interest

Net income before noncontrolling interest for fiscal 2011 was $313,711, an increase of $34,767 compared to $278,944 in fiscal 2010. The increase was driven by the absence of the non-cash tradename impairment charges in Defense Group and Aerospace Group totaling $38,008 in the prior year and $31,510 of lower tax expense in fiscal 2011 as discussed above.  These increases were partially offset by a $29,745 decrease in gross profit and $10,104 increase in net interest expense over the prior year period.

Noncontrolling Interest

The noncontrolling interest represents the noncontrolling owner’s portion of the income of a joint venture in which ATK is the primary owner. This joint venture was acquired with Composite Optics, Inc. (“COI”) and is consolidated into ATK’s financial statements.

Liquidity and Capital Resources

ATK manages its business to maximize operating cash flows as the primary source of liquidity.  In addition to cash on hand and cash generated by operations, sources of liquidity include a committed credit facility, long-term borrowings, and access to the public debt and equity markets.  ATK uses its cash to fund its investments in its existing core businesses and for debt repayment, cash dividends, share repurchases, and acquisition or other activities.

Cash Flow Summary

ATK’s cash flows from operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows for the years ended March 31, 2012, 2011, and 2010 are summarized as follows:

	2012	2011	2010

Cash flows provided by operating activities	$372,307	$421,070	$193,662
Cash flows used for investing activities	(114,957)	(299,451)	(132,624)
Cash flows (used for) provided by financing activities	(390,811)	186,762	(3,844)
Net cash flows	$(133,461)	$308,381	$57,193

Operating Activities.

Net cash provided by operating activities decreased $48,763 compared to the prior year period.  This decrease was driven by a $74,600 funding payment to the pension trust during the current year and an increase in cash used for working capital. These decreases were partially offset by $25,460 less cash used to pay taxes in the current year and the absence of the repayment of a government grant which occurred in fiscal 2011.

Net cash provided by operating activities increased $227,408 in fiscal 2011 compared to fiscal 2010.  This increase was driven by the absence of $300,000 of cash used to fund the pension plans during fiscal 2010 and an increase of $34,767 in net income over the prior year.  These increases were partially offset by a $48,246 increase in cash used for working capital primarily to support higher commercial aerospace sales which is driving the long-term receivable balance higher, the repayment of a government grant, and more cash used to pay taxes in the current year.

Cash used for working capital is defined as net receivables plus long-term receivables plus net inventories, less accounts payables and contract advances.

Investing Activities.

Net cash used for investing activities decreased $184,494 primarily due to the lack of $172,251 paid in fiscal 2011 to acquire Blackhawk. In addition there was a decrease of cash used for capital expenditures of $7,909. These decreases were partially offset by proceeds from the disposition of a non-essential parcel of land within Aerospace Group during the current year.

Net cash used for investing activities increased from fiscal 2010 to 2011 by $166,826 primarily due to the $172,251 paid in fiscal 2011 to acquire Blackhawk as well as the lack of $5,002 of cash received in September 2009 related to a preliminary purchase price adjustment for the fiscal 2009 acquisition of Eagle Industries.  These increases were partially offset by a decrease in the amount of cash used for capital expenditures.

Financing Activities.

Net cash used for financing activities increased $577,573 as compared to fiscal 2011.  This increase was primarily due to the lack of $750,000 in proceeds received from the issuance of the 6.875% Senior Subordinated Notes in the prior year, the repurchase of $49,991 of ATK’s common stock, and the payment of $26,552 of dividends to ATK stockholders during the current period. These increases were partially offset by the $300,000 used to repay the 2.75% Convertible Notes due 2011 this year compared to $280,000  used to repay the 2.75% Convertible Notes due 2024 and $290,000 used to extinguish the Term A Loan in the prior year period.

Net cash provided by financing activities was $186,762 in fiscal 2011 compared to a use of $3,844 in fiscal 2010.  This change was primarily due to $750,000 in proceeds received from entering into the Second Amended and Restated Credit Agreement and issuing the 6.875% Senior Subordinated Notes.  This cash inflow was partially offset by $537,576 of cash used to pay-down and extinguish the original Term A Loan and repay the 2.75% Convertible Senior Subordinated Notes due 2024 in October 2010.  ATK also paid $19,883 in cash for debt issuance costs during fiscal 2011 and a $6,700 dividend to its stockholders during fiscal 2011.

Liquidity

In addition to ATK’s normal operating cash requirements, the Company’s principal future cash requirements will be to fund capital expenditures, debt repayments, employee benefit obligations, share repurchases, dividends, and any strategic acquisitions.  ATK’s short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain and expand production facilities and working capital requirements. ATK’s debt service requirements over the next two years consist of principal payments due under the new Senior Credit Facility, as discussed further below.  ATK’s other debt service requirements consist of interest expense on its debt. Additional cash may be required to repurchase or convert any or all of the convertible notes under certain circumstances.

During fiscal 2012, ATK paid quarterly dividends of $0.20 per share totaling $26,552.  On May 1, 2012, ATK’s Board of Directors declared a quarterly cash dividend of $0.20 per share payable on June 28, 2012, to stockholders of record on June 11, 2012.  The payment and amount of any future dividends are at the discretion of the Board of Directors and will be based on a number of factors, including our earnings, liquidity position, financial condition, capital requirements, credit ratings and the availability and cost of obtaining new debt.  We cannot be certain that ATK will continue to declare dividends in the future, and as such, the amount and timing of any future dividends are not determinable.

Based on ATK’s current financial condition, management believes that ATK’s cash position, combined with anticipated generation of cash flows and the availability of funding, if needed, through ATK’s revolving credit facilities, access to debt and equity markets, as well as potential future sources of funding including additional bank financing and debt markets, will be adequate to fund future growth as well as to service ATK’s currently anticipated long-term debt and pension obligations, make capital expenditures, and fund any share repurchases and payment of dividends over the next 12 months.   Capital expenditures for fiscal 2013 are expected  to be approximately $100,000.

ATK’s access to liquidity sources has not been materially impacted by the current credit environment, and ATK does not expect that it will be materially impacted in the near future.  There can be no assurance, however, that the cost or availability of future borrowings, if any, will not be materially impacted by capital market conditions.

Long-Term Debt and Credit Facilities

As of March 31, 2012, ATK had actual total indebtedness of $1,319,453, and the $600,000 Revolving Credit Facility provided for the potential of additional borrowings up to $424,227.  There were no outstanding borrowings under the Revolving Credit Facility as of March 31, 2012, although ATK had outstanding letters of credit of $175,773 which reduced amounts available under the facility.

ATK’s indebtedness consisted of the following:

	March 31, 2012	March 31, 2011
Senior Credit Facility dated October 7, 2010:
Term A Loan due 2015	$370,000	$390,000
Revolving Credit Facility due 2015	—	—
2.75% Convertible Senior Subordinated Notes due 2011	—	300,000
6.75% Senior Subordinated Notes due 2016	400,000	400,000
6.875% Senior Subordinated Notes due 2020	350,000	350,000
3.00% Convertible Senior Subordinated Notes due 2024	199,453	199,453
Principal amount of long-term debt	1, 319,453	1,639,453
Less: Unamortized discounts	17,451	29,744
Carrying amount of long-term debt	1,302,002	1,609,709
Less: current portion	30,000	320,000
Carrying amount of long-term debt, excluding current portion	$1,272,002	$1,289,709

See Note 9 “Long-Term Debt” to the consolidated financial statements in Part II, Item 8 for a detailed discussion of these borrowings.

Senior Credit Facility

In fiscal 2011, ATK entered into a Second Amended and Restated Credit Agreement (“the Senior Credit Facility”), which was comprised of a Term A Loan of $400,000 and a $600,000 Revolving Credit Facility, both of which mature in 2015.  The Term A Loan is subject to annual principal payments of $20,000 in each of the first and second years and $40,000 in each of the third, fourth, and fifth years, paid on a quarterly basis, with the balance due on October 7, 2015.

Substantially all domestic, tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Senior Credit Facility. Borrowings under the Senior Credit Facility bear interest at a rate equal to either the sum of a base rate plus a margin or the sum of a Eurodollar rate plus a margin.  Each margin is based on ATK’s senior secured credit ratings.  Based on ATK’s current credit rating, the current base rate margin is 1.25% and the current Eurodollar margin is 2.25%.  ATK must also pay an annual commitment fee on the unused portion of the Revolving Credit Facility.

It is currently expected that there will be no borrowings against the Revolving Credit Facility at March 31, 2013.

2.75% Convertible Notes due 2011

ATK’s 2.75% Convertible Notes due 2011 were repaid in fiscal 2012.

6.75% Notes due 2016

ATK’s 6.75% Notes mature on April 1, 2016.  These notes are general unsecured obligations. Interest on these notes accrues at a rate of 6.75% per annum and is payable semi-annually on April 1 and October 1 of each year.  ATK now has the right to redeem some or all of these notes from time to time at specified redemption prices.

6.875% Notes due 2020

ATK’s 6.875% Notes mature on September 15, 2020.  These notes are general unsecured obligations.  Interest on these notes accrues at a rate of 6.875% per annum and is payable semi-annually on September 15 and March 15 of each year.  ATK has the right to redeem some or all of these notes on or after September 15, 2015, at specified redemption prices.  Prior to September 15, 2015, ATK may redeem some or all of these notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption and a specified make-whole premium.

3.00% Convertible Notes due 2024

ATK’s 3.00% Convertible Notes mature on August 15, 2024.  Interest on these notes is payable on February 15 and August 15 of each year.  Beginning August 20, 2014, ATK will be required to pay contingent interest at a rate driven by the average trading price of these notes if the trading price reaches specified levels during the measurement period.

ATK may redeem all of these notes in cash at any time on or after August 20, 2014.  Holders of these notes may require ATK to repurchase in cash some or all of the Notes on August 15, 2014 and August 15, 2019.  Holders may also convert their notes at a conversion rate of 12.7422 shares of ATK’s common stock per $1 principal amount of these notes (a conversion price of $78.48 per share) in the event that the ATK stock price exceeds certain levels, if ATK were to call these notes for redemption, or upon the occurrence of certain corporate transactions.  ATK is required to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK.

Rank and Guarantees

The 3.00% Convertible Notes, the 6.875%, and the 6.75% Notes rank equal in right of payment with each other and all of ATK’s future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the

Senior Credit Facility. The outstanding notes are guaranteed on an unsecured basis, jointly and severally and fully and unconditionally, by substantially all of ATK’s domestic subsidiaries.  The parent company has no independent assets or operations.  Subsidiaries of ATK other than the subsidiary guarantors are minor.  All of these guarantor subsidiaries are 100% owned by ATK. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

Covenants

ATK’s Senior Credit Facility imposes restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. In addition, the Senior Credit Facility limits ATK’s ability to enter into sale-and-leaseback transactions. The Senior Credit Facility also requires that ATK meet and maintain the following financial ratios:

	Senior Leverage Ratio	Leverage Ratio	Interest Coverage Ratio
Requirement	<2.50	<4.00	>3.00
Actual at March 31, 2012	0.66	2.23	8.40

The Leverage Ratio is the sum of ATK’s total debt plus financial letters of credit divided by Covenant EBITDA (which includes adjustments for items such as non-recurring or extraordinary noncash expenses, non-cash charges related to stock-based compensation, and intangible asset impairment charges) for the past four fiscal quarters.  The Senior Leverage Ratio is the sum of ATK’s senior debt plus financial letters of credit divided by Covenant EBITDA. The Interest Coverage Ratio is Covenant EBITDA divided by interest expense (excluding non-cash charges).

Many of ATK’s debt agreements contain cross-default provisions so that non-compliance with the covenants within one debt agreement could cause a default under other debt agreements as well.  ATK’s ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond its control. Borrowings under the Senior Credit Facility are subject to compliance with these covenants. The indentures governing the 6.75% Notes, the 6.875% Notes, and the 3.00% Convertible Notes also impose restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity.  As of March 31, 2012, ATK was in compliance with the covenants in all of its debt agreements and expects to be in compliance for the foreseeable future.

Share Repurchases

On August 5, 2008, ATK’s Board of Directors authorized the repurchase of up to 5,000,000 shares.  The Board had determined that the repurchase program would serve primarily to offset dilution from the Company’s employee and director benefit compensation programs, but it could also be used for other corporate purposes, as determined by the Board. In fiscal 2012, ATK repurchased 742,000 shares for $49,991 under this program. ATK repurchased no shares in fiscal years 2011 or 2010.

On January 31, 2012, ATK’s Board of Directors authorized a new share repurchase program of up to $200,000 worth of shares of ATK common stock, executable over the next two years. The shares may be purchased in open market, block purchase, or negotiated transactions, subject to compliance with applicable laws and regulations. The new repurchase authorization also allows the Company to make repurchases under Rule 10b5-1 of the Securities Exchange Act of 1934. This share repurchase program replaces the prior program authorized in 2008.

Any additional authorized repurchases would be subject to market conditions and ATK’s compliance with its debt covenants. ATK’s 6.75% Senior Subordinated Notes and 6.875% Senior Subordinated Notes limit the aggregate sum of dividends, share repurchases, and other designated restricted payments to an amount based on ATK’s net income, stock issuance proceeds, and certain other items, less restricted payments made, since April 1, 2001. As of March 31, 2012, this limit was approximately $710,388. As of March 31, 2012, the Senior Credit Facility allows ATK to make unlimited “restricted payments” (as defined in the credit agreement), which, among other items, would allow payments for future stock repurchases, as long as ATK maintains a certain amount of liquidity and maintains certain senior debt limits, with a limit, when those senior debt limits are not met, of $250,000 plus proceeds of any equity issuances plus 50% of net income since October 7, 2010.

Contractual Obligations and Commercial Commitments

The following table summarizes ATK’s contractual obligations and commercial commitments as of March 31, 2012:

		Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations:
Long-term debt	$1,319,453	$30,000	$539,453	$400,000	$350,000
Interest on debt(1)	414,631	67,359	131,978	90,941	124,353
Operating leases	378,854	69,427	115,600	93,574	100,253
Environmental remediation costs, net	25,589	310	2,631	4,588	18,060
Pension and other PRB plan contributions	1,310,700	176,200	440,200	403,000	291,300
Total contractual obligations	$3,449,227	$343,296	$1,229,862	$992,103	$883,966

		Commitment Expiration by period
	Total	Within 1 year	1-3 years	3-5 years
Other commercial commitments:
Letters of credit	$175,773	$148,888	$26,885	$—

(1) Includes interest on variable rate debt calculated based on interest rates at March 31, 2012. Variable rate debt was approximately 28% of ATK’s total debt at March 31, 2012.

The total liability for uncertain tax positions at March 31, 2012 was approximately $37,906 (see Note 11). $14,824 of this amount could be paid within 12 months and is therefore classified within current taxes payable.  ATK is not able to provide a reasonably reliable estimate of the timing of future payments relating to the non-current uncertain tax position obligations.

Pension plan contributions are an estimate of ATK’s minimum funding requirements through fiscal 2022 to provide pension benefits for employees based on expected actuarial estimated service accruals through fiscal 2022 pursuant to the Employee Retirement Income Security Act, although ATK may make additional discretionary contributions. These estimates may change significantly depending on the actual rate of return on plan assets, discount rates, discretionary pension contributions, and regulations.  A substantial portion of ATK’s Plan contributions are recoverable from the U.S. Government as allowable indirect contract costs at amounts generally equal to the pension plan contributions, although not necessarily in the same year the contribution is made.

Contingencies

Litigation.  From time to time, ATK is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of ATK’s business. ATK does not consider any of such proceedings that are currently pending, individually or in the aggregate, notwithstanding that the unfavorable resolution of any matter may have a material effect on our net earnings in any particular quarter, to be material to its business or likely to result in a material adverse effect on its future operating results, financial condition, or cash flows.

On or about April 10, 2006, a former ATK employee filed a qui tam complaint in federal court in Utah alleging that ATK knowingly submitted claims for payment to the U.S. Government for defective LUU series illuminating flares that failed to conform to certain safety specifications and falsely certified compliance with those specifications. On January 23, 2012, the parties met in a mediation session that resulted in an agreement to settle the lawsuit. As a result of the settlement agreement, ATK established a litigation accrual of $25,500 during fiscal 2012. This payment was made in April 2012.  An additional warranty accrual of approximately $10,700 was recorded during fiscal 2012 as the Company will retrofit up to 76,000 flares as part of the settlement.

Environmental Liabilities.  ATK’s operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, including those for discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment.  At certain sites that ATK owns or operates or formerly owned or operated, there is known or potential contamination that ATK is required to investigate or remediate. ATK could incur substantial costs, including remediation costs, resource restoration costs, fines, and penalties, or third party property damage or personal injury claims, as a result of liabilities associated with past practices or violations of environmental laws or non-compliance with environmental permits.

The liability for environmental remediation represents management’s best estimate of the present value of the probable and reasonably estimable costs related to known remediation obligations. The receivable represents the present value of the amount that ATK expects to recover, as discussed below. Both the liability and receivable have been discounted to reflect the present value of the expected future cash flows, using a discount rate of 1.00% and 2.50% as of March 31, 2012 and 2011, respectively. ATK’s discount rate is calculated using the 20-year Treasury constant maturities rate, net of an estimated inflationary factor of 1.9%, rounded to the nearest quarter percent. The following is a summary of the amounts recorded for environmental remediation:

	March 31, 2012		March 31, 2011
	Liability	Receivable	Liability	Receivable
Amounts (payable) receivable	$(61,227)	$35,638	$(59,869)	$34,337
Unamortized discount	3,731	(1,925)	7,983	(3,862)
Present value amounts (payable) receivable	$(57,496)	$33,713	$(51,886)	$30,475

As of March 31, 2012, the estimated discounted range of reasonably possible costs of environmental remediation was $57,496 to $79,755.

ATK expects that a portion of its environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•                  As part of its acquisition of the Hercules Aerospace Company in fiscal 1995, ATK generally assumed responsibility for environmental compliance at the facilities acquired from Hercules (the “Hercules Facilities”). ATK believes that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts.  If ATK were unable to recover those environmental remediation costs under these contracts, ATK believes these costs will be covered by Hercules Incorporated, a subsidiary of Ashland Inc., (Hercules) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify ATK for environmental conditions relating to releases or hazardous waste activities occurring prior to ATK’s purchase of the Hercules Facilities as long as they were identified in accordance with the terms of the agreement; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify ATK for any individual claims below $50,000. Hercules is obligated to indemnify ATK for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. ATK is not responsible for conducting any remedial activities with respect to the Clearwater, FL facility. In accordance with its agreement with Hercules, ATK notified Hercules of all known contamination on non-federal lands on or before March 31, 2000, and on federal lands on or before March 31, 2005.

•                  ATK generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. (“Alcoa”) in fiscal 2002.  ATK expects that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, In accordance with its agreement with Alcoa, ATK notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, ATK is responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29,000, ATK and Alcoa have agreed to split evenly any amounts between $29,000 and $49,000, and ATK is responsible for any payments in excess of $49,000.  At this time, ATK believes that costs not recovered through U.S. Government contracts will be immaterial.

ATK cannot ensure that the U.S. Government, Hercules, Alcoa, or other third parties will reimburse it for any particular environmental costs or reimburse ATK in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. ATK’s failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, or other third parties could have a material adverse effect on its operating results, financial condition, or cash flows. While ATK has environmental management programs in place to mitigate these risks, and environmental laws and regulations have not had a material adverse effect on ATK’s operating results, financial condition, or cash flows in the past, it is difficult to predict whether they will have a material impact in the future.

At March 31, 2012, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected recoveries, are estimated to be:

Fiscal 2013	$310
Fiscal 2014	2,327
Fiscal 2015	304
Fiscal 2016	2,572
Fiscal 2017	2,016
Thereafter	18,060
Total	$25,589

There were no material insurance recoveries related to environmental remediation during any of the periods presented.

Factors that could significantly change the estimates described in this section on environmental liabilities include:

•                  the adoption, implementation, and interpretation of new laws, regulations, or cleanup standards,

•                  advances in technologies,

•                  outcomes of negotiations or litigation with regulatory authorities and other parties,

•                  additional information about the ultimate remedy selected at new and existing sites,

•                  adjustment of ATK’s share of the cost of such remedies,

•                  changes in the extent and type of site utilization,

•                  the discovery of new contamination,

•                  the number of parties found liable at each site and their ability to pay,

•                  more current estimates of liabilities for these contingencies, or

•                  liabilities associated with resource restoration as a result of contamination from past practices.

New Accounting Pronouncements

See Note 1 to the consolidated financial statements in Item 8 of this report for discussion of new accounting pronouncements.

Inflation

In management’s opinion, inflation has not had a significant impact upon the results of ATK’s operations. The selling prices under contracts, the majority of which are long term, generally include estimated costs to be incurred in future periods. These cost projections can generally be negotiated into new buys under fixed-price government contracts, while actual cost increases are recoverable on cost-type contracts.

ATK, however, has been impacted by increases in the prices of raw materials used in production as well as rising oil and energy costs. The prices of commodity metals, such as lead, zinc, and especially copper, have significantly increased. These price increases generally impact our small-caliber ammunition business.